Exhibit 10(q)

WAIVER

     WHEREAS, Sea Pines Company, Inc. (“Sea Pines”) and Sea Pines Associates, Inc., both corporations organized and existing under the laws of the State of South Carolina (collectively, the “Borrower”), and Wachovia Bank, N.A., a national banking association (the “Bank”), are parties to the Amended and Restated Master Credit Agreement dated as of October 31, 2002 (the “Agreement”); and

     WHEREAS, on April 30, 2003, a verdict (the “Verdict”) was rendered against Sea Pines in the Court of Common Pleas of the State of South Carolina (the “Court”) in the matter of Thomas DiVinere, Pete Pomranz, and Grey Point Associates, Inc. v. Sea Pines Company, Inc., C/A No. 95-CP-07-1893 (the “Case”); and

     WHEREAS, the Case has resulted in Events of Default (as defined in the Agreement); and

     WHEREAS, Sea Pines has filed post-trial motions in the Court with respect to the Verdict, and either Sea Pines or the plaintiffs in the Case may appeal any judgment entered thereon; and

     WHEREAS, the Bank and the Borrower are negotiating the terms of a credit facility to fund the payment of any judgment entered in the Case (such payment to include any deposit with the Court to stop the accrual of post-judgment interest pending the appeal of any judgment entered in the Case), up to a maximum of $8 million; and

     WHEREAS, the Bank is willing on the terms set forth herein to waive for a limited time the Events of Default arising from the Case.

     NOW, THEREFORE, in consideration of the foregoing, the sum of $1 paid, and other good and valuable consideration, the receipt and sufficiency of which the Bank hereby acknowledges, the Bank hereby waives, retroactive to the filing of the complaint in the Case and continuing until June 30, 2003, the Events of Default arising from the Case, including but not limited to the rendering of the Verdict and the entry of any judgment thereon; provided, however, that if on or before June 30, 2003 the Borrower accepts a loan commitment from the Bank on such terms as to which the Bank and the Borrower may mutually agree, such agreement to be evidenced by their execution of a commitment letter containing such terms, then this Waiver shall continue until the expiration of such loan commitment. All other provisions of the Agreement shall be and remain in full force and effect. This Waiver is limited solely to Events of Default arising from the Case, including but not limited to the rendering of the Verdict and the entry of any judgment thereon, and shall not be effective as to the occurrence of any other event(s) or matter(s) which would result in an Event of Default.

     IN WITNESS WHEREOF, the Bank has executed and delivered this Waiver this 16th day of June, 2003.

WACHOVIA BANK, N.A.

By:	/s/ Timothy S. Blake

Its:	Vice President